Exhibit 99.1

CONTACT:

Jane M. Green, Ph.D.

Vice President, Corporate Communications

(650) 837-7000

www.exelixis.com

FOR IMMEDIATE RELEASE

EXELIXIS, INC.
ANNOUNCES PRICING OF COMMON STOCK IN PUBLIC OFFERING

SOUTH SAN FRANCISCO, Calif. – June 20, 2003 – Exelixis, Inc. (Nasdaq: EXEL) today announced it has priced an offering of 10.0 million shares of its common stock at $7.10 per share.  Net proceeds to the company are expected to be approximately $66.3 million.  All of the shares are being offered by Exelixis under its currently effective shelf registration statement.  The underwriters have been granted an option to purchase up to an additional 1.5 million shares of common stock from Exelixis.

Goldman, Sachs & Co. is the lead and book running manager for this offering. SG Cowen Securities Corporation is the co-manager.

This announcement is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

The shares of common stock may only be offered by means of a prospectus.  Copies of the final prospectus supplement and accompanying prospectus may be obtained from the Prospectus Departments of Goldman, Sachs & Co. (85 Broad Street, New York, New York 10004, phone 212-902-1171, fax 212-902-9316) and SG Cowen Securities Corporation (c/o ADP, 1155 Long Island Avenue, Edgewood, New York, 11717, phone 631-254-7106, fax 631-254-7628).

Exelixis is a genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements.  Exelixis does not undertake any obligation to update forward-looking statements.

###